Exhibit 99.1

NOTICE OF REDEMPTION

THE INTERPUBLIC GROUP OF COMPANIES, INC.

5.40% Notes due 2009

CUSIP No. 460690AU4

ISIN No. US460690AU47

NOTICE IS HEREBY GIVEN, pursuant to Article 11 of the indenture dated as of November 12, 2004 (the “Base Indenture”) and Section 2.02 of the first supplemental indenture dated as of November 18, 2004 (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) between The Interpublic Group of Companies, Inc. (the “Company”) and SunTrust Bank (to the interests of which as indenture trustee U.S. Bank National Association has succeeded) (the “Trustee”), and the 5.40% Notes due 2009 (the “Notes”), that the Company will redeem all of the outstanding Notes on September 14, 2009 (the “Redemption Date”) at a price (the “Redemption Price”) equal to the greater of (i) 100% of the principal amount of the Notes, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Notes), plus twenty-five basis points, as calculated by an Independent Investment Banker (as defined in the Notes) plus, in either case, accrued and unpaid interest to the Redemption Date. The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date. The principal amount of the Notes outstanding is $36,033,000.

On the Redemption Date, the Redemption Price will become due and payable. Interest on the Notes will cease to accrue on and after the Redemption Date, and unless the Company defaults in making payment of such Redemption Price, the only remaining right of the Holder will be to receive payment of the Redemption Price upon presentation and surrender to the Paying Agent of the Notes. Payment of the Redemption Price plus accrued interest will be made upon presentation and surrender of the Notes in the following manner:

If by Mail:	If by Hand or Overnight Mail:
U.S. Bank	U.S. Bank
Corporate Trust Services	Corporate Trust Services
P.O. Box 64111	60 Livingston Avenue
St. Paul, MN 55164-0111	1st Fl. – Bond Drop Window
St. Paul, MN 55107

The Interpublic Group of Companies, Inc.

By:    U.S. Bank National Association,

          as Trustee

Dated: As of August 14, 2009

The CUSIP number has been assigned to this issue by organizations not affiliated with the Issuer or the Trustee and is included solely for the convenience of the noteholders. Neither the Issuer nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness of the same on the notes or as indicated in this Notice of Redemption.